Exhibit 99.1

Agrify Completes Acquisition of PurePressure, the Leader in Solventless Extraction and Advanced Ice Water Hash Processing, Two of the Fastest Growing Segments within the Extraction Market

Acquisition Positions Agrify as the Largest and the Most Powerful Cannabis and Hemp Extraction Solution Provider in the World

BILLERICA, Mass., January 5, 2022 – Agrify Corporation (Nasdaq:AGFY) (“Agrify” or the “Company”), the most innovative and vertically integrated provider of premium cultivation and extraction solutions for the cannabis and hemp industry, today announced it has completed its acquisition of PurePressure, the leader in solventless extraction and advanced ice water hash processing equipment in the cannabis and hemp industry.

With the acquisition of PurePressure, Agrify has strengthened its rapidly expanding extraction division by adding best-in-class solutions to its product portfolio in two of the fastest growing subcategories in the cannabis and hemp extraction market. In addition to its other extraction solutions, Agrify can now offer its customers premium solventless processing products and rosin presses to support any operation, big or small. The Company also inherits PurePressure’s intellectual property, talent, and stellar reputation for quality, reliability, precision, control, and exceptional customer service. PurePressure’s annual revenue for 2021 is approximately $10 million, and the acquisition is expected to be accretive in early 2022. By combining PurePressure with Precision Extraction Solutions and Cascade Sciences, two other recent acquisitions made by Agrify, the Company has formed the largest and the most powerful cannabis and hemp extraction solution provider in the world.

“We are thrilled to be able to officially welcome PurePressure to the Agrify family. PurePressure is the perfect complement to our extraction division, which has quickly become a core part of our business and our plans to accelerate our growth,” said Raymond Chang, Chairman and CEO of Agrify. “Within a short amount of time, we have assembled the best extraction talent in the industry and what we believe is the most compelling, complete, and advanced product offerings in the extraction space, effectively doubling down on our assertion that superior extraction technology will play a critical role in producing high-quality medical and recreational consumer products consistently. We look forward to providing our customers with the most comprehensive suite of solutions on the market, and we expect our extraction division will play a pivotal role in helping us capitalize on a variety of new growth initiatives that we hope to pursue in 2022 and beyond.”

Mr. Chang continued, “This strategic acquisition is also an important step toward achieving our broader vision of becoming the most dynamic solution provider across the entire supply chain in the cannabis and hemp industry. Through this acquisition, we have substantially bolstered our competitive position in the market, and we are confident that this will greatly enhance shareholder value.”

“We are excited to join Agrify, an organization we have long admired, at such a critical inflection point,” said Ben Britton, Co-Founder and CEO of PurePressure. “During the acquisition process, we spent a considerable amount of time getting to know Agrify’s leadership team, gaining visibility into the intended path forward, and determining how we could work together to build a dominant force in the cannabis and hemp industry. While we have always believed in ourselves and what we have worked tirelessly to build over the last six years, we now have the opportunity to leverage new synergies, capabilities, and resources in order to drive a much greater impact across the cannabis and hemp ecosystem.”

Agreement Details

The purchase price for PurePressure was $9 million, consisting of $4 million in cash and $5 million in unregistered shares of Agrify common stock, subject to adjustments as set forth in the definitive agreement. There is also an additional earnout opportunity of up to $3 million if the PurePressure business achieves certain revenue milestones in 2022 and 2023. The definitive agreement includes customary representations, warranties, and covenants regarding PurePressure and Agrify.

About Agrify (Nasdaq:AGFY)

Agrify is the most innovative and vertically integrated provider of premium cultivation and extraction solutions for the cannabis and hemp industry. Our proprietary micro-environment-controlled Vertical Farming Units (VFUs) enable our customers to produce the highest quality products with unmatched consistency, yield, and ROI at scale. Agrify brings data, science, and technology to its customers for unparalleled control over cultivation and extraction. For more information, please visit Agrify at http://www.agrify.com, and Precision Extraction, a division of Agrify, at http://www.precisionextraction.com.

About PurePressure

PurePressure is the leader in solventless extraction and advanced ice water hash processing equipment in the cannabis and hemp industry. The company offers premium solventless processing products and rosin presses to support any operation, big or small, and it has a legendary reputation for reliability, precision, control, and exceptional customer service. For more information, please visit PurePressure at https://gopurepressure.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Agrify, PurePressure, and other matters. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the expected results of the combination of Agrify and PurePressure; future prospects; and financial performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should carefully consider the risks and uncertainties that affect our business, including those described in our filings with the Securities and Exchange Commission (“SEC”), including under the caption “Risk Factors” in our Annual Report on Form 10-K filed for the year ended December 31, 2020 with the SEC, which can be obtained on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this communication. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and filings with the SEC.

Company Contacts

Agrify
Timothy Oakes
Chief Financial Officer

tim.oakes@agrify.com
(351) 777-6585

Investor Relations

Anna Kate Heller

ICR

agrify@icrinc.com

Media

Ellen Mellody

MATTIO Communications

ellen@mattio.com